Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

●         Net income of $2.2 million, or $0.15 per share.

●         Total gross profit of $6.1 million.

●         Consolidated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $5.1 million.

●         Refining EBITDA of $4.9 million.

HOUSTON, TX / ACCESS Newswire / May 15, 2025 / Blue Dolphin Energy Company ("Blue Dolphin") (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three months ended March 31, 2025.

Results of Operations

Blue Dolphin reported net income of $2.2 million, or $0.15 per share, and total gross profit of $6.1 million for the first quarter of 2025. Comparatively, Blue Dolphin reported net income of $6.6 million, or $0.44 per share, and total gross profit of $11.2 million for the first quarter of 2024. Consolidated EBITDA totaled $5.1 million for the three months ended March 31, 2025 compared to $10.5 million for the three months ended March 31, 2024. Refining EBITDA totaled $4.9 million for the three months ended March 31, 2025 compared to $10.2 million for the three months ended March 31, 2024.

“Blue Dolphin effectively captured positive refining margins in the first quarter of 2025,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “While the current macroeconomic environment remains cloudy and volatile, we will continue to focus on the fundamentals – optimizing operations through maintenance activities, product slate selections, and cost vigilance – to maximize refining margins.”

Liquidity and Working Capital

As of March 31, 2025, Blue Dolphin had $2.3 million of cash and cash equivalents and restricted cash compared to $1.1 million at December 31, 2024, representing an increase of $1.2 million. Blue Dolphin had a working capital deficit of $14.5 million as of March 31, 2025 compared to a working capital deficit of $19.1 million as of December 31, 2024, representing an improvement of $4.6 million.

For more information regarding Blue Dolphin's financial results for the three months ended March 31, 2025, see Blue Dolphin's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2025.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2025	2024
	(in thousands, except per-share amounts)

Total revenue from operations	$83,692	$91,022
Total cost of goods sold	77,619	79,834

Gross profit	6,073	11,188

LEH operating fee, related party	182	172
Other operating expenses	119	140
General and administrative expenses	1,355	983
Depreciation and amortization	74	62
Interest, net	1,464	1,366
Total cost and expenses	3,194	2,723

Income before income taxes	2,879	8,465

Income tax expense	(635)	(1,841)

Net income	$2,244	$6,624

Income per common share
Basic	$0.15	$0.44
Diluted	$0.15	$0.44

Reconciliation of Certain Non-U.S. GAAP Measures (Unaudited)

	Three Months Ended March 31,
	2025				2024
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$3,789	$362	$(1,272)	$2,879	$9,186	$340	$(1,061)	$8,465

Add: depreciation and amortization	298	342	74	714	301	341	62	704
Add: interest, net	836	477	151	1,464	734	496	136	1,366

EBITDA	$4,923	$1,181	$(1,047)	$5,057	$10,221	$1,177	$(863)	$10,535

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-bpd crude distillation tower with over 1.25 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin formed in 1986 as a Delaware corporation and trades on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2024 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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